Exhibit 19.1
Insider Trading Policy

Company Policy

Insider Trading
Revision 1
June 1, 2023

1.Applicability

This Policy applies to all employees of DT Midstream and their respective family members. This Policy also applies to contract personnel (defined as contractors, vendors, consultants or any others performing work on behalf of DT Midstream) and any other external party that may be considered an “Insider” because they have access to material nonpublic information concerning DT Midstream.1

2.Policy

A.General

1.The purpose of this policy is to inform DT Midstream and its subsidiary employees that anyone who has knowledge of material nonpublic information may be considered an “Insider” for purposes of the federal securities laws prohibiting insider trading.

2.To prevent even the appearance of improper insider trading or tipping, DT Midstream has adopted this Insider Trading Policy for all of its directors, officers and employees and their family members, as well as for others who have access to information through business relationships with the Company.

B.Definitions

1.Insider

An “Insider” is a person who has access to confidential or nonpublic information about a publicly traded company.

2.Material Information

“Material” information is any information pertaining to DT Midstream that a reasonable investor would consider important in making an investment decision to buy or sell the Company’s securities. Some examples of material information, but not limited to, include the following:

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1The applicability of these policy requirements to contractors, vendors, consultants, service providers, or any others performing work on behalf of DT Midstream should not be interpreted or construed to create or establish an employment relationship between DT Midstream or any DT Midstream subsidiary and its contractors, vendors, consultants, service providers, or their employees or agents.

Insider Trading Policy

Company Policy

a.Financial statements and forecasts
b.Potential mergers and acquisitions
c.New, or the loss of, major contracts, orders, suppliers or customers
d.Legal or regulatory matters
e.Changes to the Company’s credit rating
f.Impending bankruptcy or financial liquidity challenges
g.Significant cybersecurity incident

3.Nonpublic Information

“Nonpublic” information is information that has not yet been disseminated to the public through various sources including SEC filings, press releases, earnings calls, news publications, social media and other media outlets.

3. Content

A.Law

Federal securities laws prohibit insider trading. As a result, it is a violation of DT Midstream’s Insider Trading Policy and the federal securities laws for any employee or external party as referenced in Section 1 above to:

1.trade in securities of DT Midstream while aware of “material nonpublic information” concerning the Company, or

2.communicate, “tip” or disclose material nonpublic information to outsiders so that they may trade in securities of the Company based on that information.

B.Covered Transactions

1.This Policy applies to any and all transactions in DT Midstream’s securities, which include but are not limited to the following:

a.Common stock
b.Preferred stock
c.Convertible debentures
d.Warrants
e.Exchange-traded options
f.Derivatives
g.Short sales

2.Transactions in DT Midstream securities include not only market transactions but also private sales of Company securities, including but not limited to the following:

Insider Trading Policy

Company Policy

a.Pledges
b.Charitable donations

C.Section 16 Officers and Designated Employees

1.Section 16 Officers

Each member of the DT Midstream’s Board of Directors (Board) and those Officers designated by the Board as Section 16 Officers are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 and the underlying rules and regulations promulgated by the U.S. Securities and Exchange Commission (SEC). Section 16 individuals must obtain prior approval of all trades in DT Midstream securities from the Corporate Secretary’s Office.

2.Designated Employees

The Company may choose to identify additional Officers and employees that because of their duties, may have regular access to material nonpublic information. These “designated employees” may be required to comply with additional Company trading restrictions.

D.Open Trading Window

Provided that no other restrictions on trading in DT Midstream securities apply, Board members, Section 16 Officers and any other “designated employee” may trade in Company securities only during the trading Open Window Period as published by the Corporate Secretary’s Office and with prior approval.

E.Reporting and Inquiries

Anyone having information relative to violations of this policy or inadvertent disclosures of material nonpublic information must immediately report it to DT Midstream’s Corporate Secretary for further evaluation. Questions regarding this policy or inquiries pertaining to potential transactions can also be directed to the Corporate Secretary. Alternatively, reports or inquiries can be made confidentially and anonymously, if preferred, to DT Midstream’s Ethics Helpline by phone at 855.222.0671 or by internet at www.lighthouse-services.com.

Insider Trading Policy

Company Policy

4. Sources

A.DT Midstream’s Employee Code of Conduct
B.Director Code of Ethics
C.Open Window Schedule

Accountable Officer: General Counsel and Corporate Secretary

Last Reviewed: May 15, 2023
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